SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                           (Amendment No.     )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                           Sun Company, Inc.
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             (Name of Registrant as Specified In Its Charter)

               Donald J. Ainsworth (Sun Company, Inc.);
         Tom Roch (Allen, Lane and Scott (Third Party Filer))
  ---------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

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     4)  Proposed maximum aggregate value of transaction:

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[ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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- - - ---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                SUNOCO [LOGO]



                                   YOU ARE
                              CORDIALLY INVITED
                                   TO OUR
                                    1994
                               ANNUAL MEETING



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                    #                                  #
                    #             ---- ----            #
                    #                                  #
                    #       THURSDAY, MAY 5, 1994      #
                    #       in the Assembly Hall       #
                    #  of the Tulsa Convention Center  #
                    #         100 Civic Center         #
                    #             Tulsa, OK            #
                    #                                  #
                    #             ---- ----            #
                    #                                  #
                    ####################################



                      8:00 A.M. -- "Sun Shines in Tulsa"
                      9:30 A.M. -- Annual Meeting Starts


                          NOTICE OF ANNUAL MEETING
                             AND PROXY STATEMENT


 [LOGO]
RECYCLED
 PAPER

                                              ROBERT H CAMPBELL
                                              Chairman
                                              Chief Executive Officer
                                              President
SUNOCO [LOGO]
                                              SUN COMPANY, INC.
                                              Ten Penn Center
                                              1801 Market Street
                                              Philadelphia PA 19103-1699

                                                           April 5, 1994

Dear Shareholder:

The year 1993 was one of solid financial performance. The reason was simple -- We embarked on a new strategic direction and asked thousands of Sun men and women to make it reality. They became involved, enthusiastic and worked extremely hard to insure that it would happen -- and they did it!

With a strong financial performance behind us, with growing credentials in environmental matters, with a new initiative underway to elevate our customer-consciousness to the top of the industry, and with a new refinery targeted for addition to the five domestic facilities we already have, Sun is entering 1994 with a very positive outlook.

Perhaps even more importantly, early in 1994 we introduced to our employees a set of values that will guide the way we conduct our business behavior. You may have seen them in the annual report. They deal with our commitment to profitable growth, positive change, enthusiastic customers, involved employees, confident shareholders and responsible citizenship.

We believe these guiding principles represent a critical balance between business know-how and human behavior. When blended with a strategic direction that's working, and thousands of employees who have a sense of renewed purpose, it gives us the confidence to know we can continue to succeed in our highly competitive world.


Sincerely,

ROBERT H. CAMPBELL

ROBERT H. CAMPBELL

SUNOCO [LOGO]

SUN COMPANY, INC.
Ten Penn Center
1801 Market Street
Philadelphia, PA  19103-1699


NOTICE OF ANNUAL MEETING


The 1994 Annual Meeting of Shareholders of Sun Company, Inc. will be held in the Assembly Hall of the Tulsa Convention Center, 100 Civic Center, Tulsa, OK 74103-3822 on Thursday, May 5, 1994 at 9:30 a.m., for the following purposes:

    1. To elect a Board of Directors;

    2. To act upon the appointment of independent accountants;

    3. To act upon a shareholder proposal to establish a shareholders' advisory committee; and

    4. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on February 10, 1994 will be entitled to vote at the Annual Meeting or any adjournments thereof.

                                    By Order of the Board of Directors

                                    DONALD J. AINSWORTH

                                    Donald J. Ainsworth
                                    Corporate Secretary

April 5, 1994

                           TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Proxy Statement ....................................................   1
Proxy/Voting Instruction Card ......................................   1
Voting Securities ..................................................   1
Common Stock Ownership of Principal Beneficial Owners ..............   2
Election of Directors ..............................................   2
   Litigation Involving Directors ..................................   5
Information Concerning the Board of Directors ......................   5
   Board Meetings and Committees ...................................   5
   Directors' Compensation .........................................   5
Beneficial Ownership of Common Stock ...............................   7
Executive Compensation .............................................   7
   Report of the Compensation Committee ............................   7
   Compensation Committee Interlocks and Insider Participation .....  13
   Summary Compensation ............................................  13
   Option Grants ...................................................  16
   Option/AAR Exercises and Year-End Values ........................  16
   Pension Plan Table ..............................................  17
   Special Employee Severance Plan .................................  17
Stock Performance Graph ............................................  18
Relationship with Independent Accountants ..........................  19
Shareholder Proposal ...............................................  19
   Position of the Board of Directors ..............................  20
Shareholder Nominations and Proposals for the 1995 Annual Meeting ..  21
Solicitation of Proxies ............................................  21
Other Business .....................................................  21
Map ................................................................  22

PROXY STATEMENT

This Proxy Statement is furnished to shareholders of Sun Company, Inc. (the "Company" or "Sun") in connection with the solicitation, by the Board of Directors (the "Board"), of proxies to be used at the 1994 Annual Meeting of Shareholders to be held on May 5, 1994, or any adjournments thereof (the "Annual Meeting"). The approximate date of mailing this Proxy Statement and the accompanying proxy/voting instruction card is April 5, 1994.

PROXY/VOTING INSTRUCTION CARD

The enclosed proxy/voting instruction card appoints proxies as indicated therein for record holders of Sun Company, Inc. common stock, $1 par value, ("Common Stock") and also serves as a voting instruction from the plan participants to the trustee of the Sun Company, Inc. Capital Accumulation Plan ("SunCAP"). The trustee of the Sun Company, Inc. Dividend Reinvestment Plan ("Dividend Reinvestment") has certified to the independent proxy tabulation agent that certain shares of Common Stock registered in its name are held for the accounts of specified beneficial owners. Pursuant to the Bylaws of the Company, for purposes of notice and voting at the Annual Meeting, the beneficial owners of the Dividend Reinvestment shares are deemed to be the record holders of the number of shares specified next to their name in the certification.
Such shares are included on the proxy/voting instruction card as shares of Common Stock of which the respective beneficial owners are record holders.

If proxy/voting instruction cards covering shares in SunCAP are not returned or are returned signed but with no or an unclear voting designation, according to the terms of the plan, the trustee will vote the shares in the same proportion as the shares for which clearly designated instructions have been received from other participants in the plan. If a record holder of Common Stock returns the proxy/voting instruction card signed, but with no or an unclear voting designation, the proxies will vote for Items (1) and (2) and against Item (3), as more fully described in this Proxy Statement.

Shareholders who return properly signed and dated proxy/voting instruction cards ("proxy cards" or "proxies") will have the number of shares of Common Stock represented by such proxy cards counted as "present" for purposes of establishing a quorum. Any shareholder who does not desire to vote and wishes to record this fact may abstain from voting by marking the appropriate space on the proxy card. However, proxies marked as abstaining (including proxies containing broker non-votes) will be counted as present for purposes of establishing a quorum. In certain cases where a shareholder fails to return a proxy card for shares of Common Stock held in brokerage accounts, a broker is permitted to submit this proxy card on behalf of such shareholder to cast votes for or against director nominees or independent accountants. A broker non-vote occurs when a broker is prohibited by law from exercising discretionary authority on behalf of the shareholder to vote for or against a proposal. Sun is a Pennsylvania corporation and pursuant to Pennsylvania law and the Company's Bylaws, the terms, "voting" or "casting a vote," do not include either the act of abstaining or failing to vote. Thus, abstentions and broker non-votes are not counted either in the tally of votes "for" or "against" a director nominee or proposal. A "withheld" vote is the equivalent of an abstention.

Any shareholder giving a proxy may revoke it at any time before it is exercised by providing written notice of revocation or by executing a proxy bearing a later date. In addition, voting in person at the Annual Meeting will be effective to revoke the original proxy.

The Company utilizes a confidential voting procedure whereby all proxy/voting instruction cards and ballots will be returned to an independent third party and handled in a manner that protects shareholder voting privacy. No such vote or instruction shall be disclosed except: to permit the independent Judge of Election to tabulate and certify the vote; as necessary to meet any legal requirements; and in limited circumstances such as a proxy contest in opposition to the Board of Directors.

VOTING SECURITIES

On February 10, 1994, the record date for voting at the Annual Meeting, the Company had outstanding 106,692,340 shares of Common Stock. Every shareholder is entitled to one vote for each share of Common Stock registered (or deemed registered under Dividend Reinvestment) in the shareholder's name at the close of business on February 10, 1994. Approval of the matters scheduled to be presented for vote by the shareholders at the Annual Meeting will require a majority of shares present, in person or represented by proxy, at the meeting and entitled to vote thereon.

COMMON STOCK OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS

The following shareholders were the only beneficial owners known by the Company to hold more than 5% of its outstanding Common Stock as of December 31, 1993:


                                            SHARES OF             PERCENT OF
                                             COMMON              COMMON STOCK
NAME, ADDRESS AND NATURE OF OWNERSHIP         STOCK               OUTSTANDING
- - - -------------------------------------      ----------            ------------
The Glenmede Trust Company,
  Trustee of The Pew Memorial Trust .....  16,129,992                15.1
229 South 18th Street
Philadelphia, PA 19103-6135

The Glenmede Trust Company,
  Fiduciary and Co-Fiduciary for a
  number of other trusts and estates ....   9,652,933                 9.0
229 South 18th Street
Philadelphia, PA 19103-6135

Mellon Bank Corporation .................   5,568,000                 5.2
One Mellon Bank Center
Pittsburgh, PA 15258-0001

The Glenmede Trust Company ("Glenmede") has sole voting and investment power with respect to all shares held as Trustee of The Pew Memorial Trust. Voting power is shared with respect to 1,480,274 shares and investment power is shared with respect to 1,723,766 shares held by Glenmede as Fiduciary and Co-Fiduciary for a number of other trusts and estates.

The information contained herein relating to Mellon Bank Corporation was obtained from a Schedule 13G received by the Company in February 1994. Mellon Bank Corporation has sole voting power with respect to 839,000 shares, shared voting power with respect to 62,000 shares, sole investment power with respect to 816,000 shares, and shared investment power with respect to 387,000 shares.

Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation, is the record holder of 4,364,508 shares of Common Stock as trustee of the SunCAP employee savings plan. Mellon Bank Corporation has disclaimed beneficial ownership of all shares that have been allocated to the individual accounts of participants in SunCAP for which voting instructions have been received and followed.

ELECTION OF DIRECTORS

The Board proposes that the proxies will be voted for the election of the 12 nominees listed below to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified. All nominees are currently directors and their terms will expire when directors are elected at the 1994 Annual Meeting.

Although the Board does not expect the contingency to occur, if any nominee is unable to stand for election, the Board may nominate and the persons named on the proxy may vote for a substitute or, alternatively, the Board may reduce its size.

Thomas W. Langfitt and R. Anderson Pew are directors of Glenmede. Dr. Langfitt is also President and Chief Executive Officer, and Mr. Albert
E. Piscopo is Executive Vice President and Chief Operating Officer of Glenmede. Dr. Langfitt and Messrs. Pew and Piscopo have advised that they have no arrangement or understanding with respect to the manner in which they will exercise their duties as directors of the Company, if elected. There is no arrangement or understanding with the Company granting to Glenmede the right to representation on the Company's Board.

   NOMINEE AND
  DIRECTOR SINCE      PRINCIPAL OCCUPATION OR EMPLOYMENT AND OTHER INFORMATION
  --------------      --------------------------------------------------------
   |----------|       CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND
   |          |       PRESIDENT OF THE COMPANY.  Mr. Campbell, age 56,
   |          |       joined the Company in 1960.  He was elected Chairman
   |          |       of the Board in May 1992 and has been Chief Executive
   |          |       Officer and President since 1991.  Previously, Mr.
   |----------|       Campbell had been an Executive Vice President since
Robert H. Campbell    1988, and a Group Vice President since 1983.  Mr.
      1988            Campbell is also a director of CIGNA Corporation and
                      Corestates Financial Corp.

   NOMINEE AND
  DIRECTOR SINCE      PRINCIPAL OCCUPATION OR EMPLOYMENT AND OTHER INFORMATION
  --------------      --------------------------------------------------------
   |----------|       CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNION CAMP
   |          |       CORPORATION.  Mr. Cartledge, age 64, has been in his
   |          |       present position since 1986.  He was President and
   |          |       Chief Operating Officer of Union Camp Corporation
   |          |       from 1984 to 1986 and has been one of its directors
   |----------|       since 1983.  Mr. Cartledge is also a director of
Raymond E. Cartledge  Delta Air Lines, Inc. and NationsBank Corporation.
       1990

   |----------|       CHAIRMAN AND CHIEF EXECUTIVE OFFICER, RHONE-POULENC
   |          |       RORER INC.  Mr. Cawthorn, age 58, has been Chairman
   |          |       and Chief Executive Officer since 1990.  He held the
   |          |       additional position of President from 1990 to
   |          |       November 1993.  Mr. Cawthorn had been Chairman,
   |----------|       President and Chief Executive Officer of Rorer Group
Robert E. Cawthorn    Inc.  (now known as Rhone-Poulenc Rorer Inc.) since
       1989           1988.  Mr. Cawthorn is also a director of Applied
                      Immune Sciences, Inc. and The Vanguard Group Inc.

   |----------|       DIRECTOR OF THE COMPANY.  Mrs. Evans, age 64, is a
   |          |       director of Baxter International Inc.; Delta Air
   |          |       Lines, Inc.; Household International, Inc.;
   |          |       Saint-Gobain Corp.; Scudder New Europe Fund; and The
   |          |       Dun & Bradstreet Corporation.  In addition, she is a
   |----------|       member of the advisory board of Morgan Stanley, Inc.
  Mary J. Evans       and a trustee of several AARP trusts.  Mrs. Evans was
       1980           a director of AMTRAK from 1974 to 1980, serving as
                      Vice Chairman from 1974 until 1979.

   |----------|       DEAN, THE WHARTON SCHOOL OF THE UNIVERSITY OF
   |          |       PENNSYLVANIA.  Dr.  Gerrity, age 52, assumed his
   |          |       present position in 1990.  Previously, he had served
   |          |       as President of CSC Consulting and Vice President of
   |          |       Computer Science Corp. since 1989; and Chairman and
   |----------|       Chief Executive Officer of Index Group, Inc. from
Thomas P. Gerrity     1969 to 1989.  From 1969 to 1986, he also served as
       1990           President of Index Group, Inc.  Dr.  Gerrity is also
                      a director of Digital Equipment Corporation; Reliance
                      Group Holdings, Inc.; Technology Leaders L.P.; and
                      The Federal National Mortgage Association.

   |----------|       PRESIDENT AND CHIEF EXECUTIVE OFFICER, ENSECO, A UNIT
   |          |       OF CORNING INCORPORATED.  Mr. Kaiser, age 51, assumed
   |          |       his present position in 1992.  He had served as
   |          |       Senior Vice President and General Manager of
   |          |       Corning's Technical Products Division and Latin
   |----------|       America Asia Pacific Exports Group since 1984.  Mr.
 James G. Kaiser      Kaiser is also a director of the International
       1993           Association of Environmental Testing Laboratories
                      and Stanley Works.

   |----------|       CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE GLENMEDE
   |          |       CORPORATION AND PRESIDENT AND CHIEF EXECUTIVE OFFICER
   |          |       OF THE GLENMEDE TRUST COMPANY.  Dr.  Langfitt, age
   |          |       66, became Chairman of The Glenmede Corporation in
   |          |       January 1994.  He has been Chief Executive Officer
   |----------|       since 1987 and held the additional position of
Thomas W. Langfitt    President from 1987 to 1994.  Dr.  Langfitt was also
       1987           President of The Pew Charitable Trusts, a division of
                      Glenmede, until January 1994. He also serves as a director of New York Life Insurance Company and
                      SmithKline Beecham Corporation, and is Chairman of the Committee of Automotive Safety of General Motors
                      Corporation.

   NOMINEE AND
  DIRECTOR SINCE      PRINCIPAL OCCUPATION OR EMPLOYMENT AND OTHER INFORMATION
  --------------      --------------------------------------------------------
   |----------|       PRESIDENT, HELIOS CAPITAL CORPORATION, A COMPANY
   |          |       SUBSIDIARY.  Mr. Pew, age 57, joined the Company in
   |          |       1959 and has been in his present position since 1977.
   |          |       He served as Corporate Secretary of the Company from
   |          |       1974 until 1977.  Mr. Pew also serves on the board of
   |----------|       directors of The Glenmede Corporation and its
 R. Anderson Pew      subsidiary, The Glenmede Trust Company.
       1978

   |----------|       EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
   |          |       OF THE GLENMEDE CORPORATION AND ITS SUBSIDIARY, THE
   |          |       GLENMEDE TRUST COMPANY.  Mr. Piscopo, age 49, was
   |          |       appointed to the position of Chief Operating Officer
   |          |       in 1992.  He has been Executive Vice President since
   |----------|       1990.  Previously, Mr. Piscopo was Chief Financial
 Albert E. Piscopo    Officer from 1987 until 1993 and a Senior Vice
       1991           President from 1987 until 1990.

   |----------|       PROFESSOR, ALFRED P. SLOAN SCHOOL OF MANAGEMENT AT
   |          |       MASSACHUSETTS INSTITUTE OF TECHNOLOGY.  Dr.  Pounds,
   |          |       age 65, joined the faculty at the Massachusetts
   |          |       Institute of Technology in 1961 and served as Dean of
   |          |       the Sloan School from 1966 to 1980.  He retired as
   |----------|       President and CEO of Rockefeller Financial Services,
 William F. Pounds    Inc. in May 1991, a position he had held since 1982.
       1973           Dr.  Pounds is also a director of EG&G, Inc.; IDEXX
                      Laboratories, Inc.; M/A-Com, Inc.; Perceptive
                      Biosystems, Inc.; and the Putnam Mutual Funds.

   |----------|       PRESIDENT, COLUMBIA CAPITAL.  Mr. Thompson, age 65,
   |          |       has been in his present position since 1983.  He had
   |          |       served as a member of the board of directors of Sun
   |          |       Coal Company (formerly Elk River Resources, Inc.), a
   |          |       Company subsidiary, since it was acquired by the
   |----------|       Company in 1979 until March 1993.  Mr. Thompson is
B. Ray Thompson Jr.   also a director of the Thompson Charitable
       1992           Foundation.

   |----------|       PRESIDENT, TROWBRIDGE PARTNERS INC.  Mr. Trowbridge,
   |          |       age 64, assumed his present position in 1990.  He
   |          |       served as President of the National Association of
   |          |       Manufacturers from 1980 through 1989.  Mr. Trowbridge
   |          |       also serves as a director of Harris Corporation; ICOS
   |----------|       Corporation; New England Mutual Life Insurance
   Alexander B.       Company; PHH Corporation; SunResorts International;
    Trowbridge        The Gillette Company; The Rouse Company; WMX
       1990           Technologies, Inc.; and of several mutual funds of
                      Warburg, Pincus Counsellors, Inc.

LITIGATION INVOLVING DIRECTORS

Shareholder derivative lawsuits on behalf of Corning Incorporated and The Dow Chemical Company have been filed in the U. S. District Court for the Southern District of New York against the directors of Dow Corning Corporation, including James G. Kaiser. Plaintiffs in these cases allege, among other things, misrepresentation, omission of material facts, breach of fiduciary duties and waste of corporate assets relative to the manufacture, marketing and sale of silicone breast implants by Dow Corning Corporation. The defendants have denied allegations of wrong-doing.

On September 10, 1992, B. Ray Thompson, Jr. and members of his family brought a civil action in the U.S. District Court of the Eastern District of Pennsylvania against Glenmede and certain of its officers and directors including Dr. Langfitt and Messrs. Pew and Piscopo, and others. Sun is not a party to the suit and neither the plaintiffs nor the defendants have any interest adverse to Sun in the matter. The suit alleges that the individual defendants aided Glenmede in alleged breaches of contract and fiduciary duty to the plaintiffs and to certain Thompson family trusts of which Mr. Thompson is a trustee and to which Glenmede was an investment advisor. The defendants have asserted various defenses and have denied all liability. Certain of the plaintiffs' claims have been dismissed, including all claims against Mr. Pew. Other claims remain pending, as does a counterclaim by Glenmede against Mr. Thompson, asserting that he is responsible for any losses suffered by plaintiffs. Mr. Thompson has denied the allegations of the counterclaim.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

The Board of Directors held ten meetings in 1993. While a director, each incumbent attended at least 75% of the aggregate of all meetings of the Board and the committees on which the director served.

The committees of the Board, number of meetings held in 1993, current composition and functions are:

Audit Committee (five meetings) -- Thomas P. Gerrity, Chairman; Albert E. Piscopo; B. Ray Thompson, Jr.; and Alexander B. Trowbridge -- examines the Company's accounting processes, financial controls and reporting systems; and assesses the performance and recommends the appointment of independent accountants.

Board Policy and Nominating Committee (four meetings) -- William F. Pounds, Chairman; Robert H. Campbell; Raymond E. Cartledge; Robert E. Cawthorn; and Thomas W. Langfitt -- recommends nominees for election to the Board; reviews the role, composition and structure of the Board and its committees; evaluates the performance of the Chief Executive Officer; and reviews planning for the succession to senior executive positions.

Compensation Committee (three meetings) -- Raymond E. Cartledge, Chairman; Robert E. Cawthorn; Mary J. Evans; James G. Kaiser; and Thomas W. Langfitt
- - - -- reviews the compensation and benefit policies and practices of the Company and issues the Compensation Committee Report to shareholders.

Executive Committee (one meeting) -- Robert H. Campbell, Chairman; Raymond
E. Cartledge; Robert E. Cawthorn; Thomas W. Langfitt; and William F. Pounds
- - - -- exercises the authority of the Board during the intervals between meetings of the Board.

Public Affairs Committee (three meetings) -- Mary J. Evans, Chairman; Thomas P. Gerrity; James G. Kaiser; R. Anderson Pew; Albert E. Piscopo; B. Ray Thompson, Jr.; and Alexander B. Trowbridge -- reviews the Company's compliance with laws governing health, environment and safety; equal employment opportunity; political activities; and oversees the administration of corporate contributions and the Company's relationship with its shareholders and all other constituencies.

DIRECTORS' COMPENSATION

Directors (other than executive officers of the Company) are compensated for their services on the Board and its committees as follows:

    o Board retainer consisting of $28,400 paid 50% in cash and 50% in shares of Common Stock.

    o Committee retainer of $500 paid in cash to the chairman of each committee.

Directors who are not employed by the Company or its subsidiaries also receive an attendance fee of $1,000 for each Board and committee meeting and $1,000 per day for special assignments in their role as directors, such as attending industry and management meetings on behalf of the Company.

Executive officers are not paid for their services as directors of the Company; they receive only their remuneration as Company officers.

During 1993, the Company paid Mr. Trowbridge $10,000 for federal government relations consulting to the Company's Washington, D. C. office. The Consulting Agreement provides for services over a period of one year, with renewal upon the mutual consent of the parties, and termination by either party upon thirty days written notice.

Directors who have not been employed by the Company or its subsidiaries do not receive remuneration from the Company or its subsidiaries except as set forth in this section.

Directors may defer all or a portion of their cash compensation. Upon retirement from the Board, they may be eligible for a retirement benefit, provided a minimum service requirement of five years is met. Directors participate in the following plans:

    o Retainer Stock Plan for Outside Directors

    o Directors' Deferred Compensation Plan

    o Non-Employee Directors' Retirement Plan

The Sun Company, Inc. Retainer Stock Plan for Outside Directors was approved by the shareholders at the 1990 annual meeting. This plan was amended in 1992 to provide for 50% of the annual retainer fee to be paid in Common Stock in order to provide the directors with a greater equity interest in the Company and to make their compensation more dependent on the performance of Common Stock. Following each annual meeting, each director who is not also an executive officer of the Company receives 50% of the annual retainer in shares of Common Stock based on the closing price of Common Stock on the fifth business day prior to the meeting. An outside director elected by the Board between annual meetings receives a pro rata portion of the number of shares of Common Stock awarded to each outside director following the preceding annual meeting. The number of shares granted annually to each participating director is limited to an amount the fair market value of which shall not exceed $40,000 based upon the closing price of Common Stock on the trading day prior to the applicable annual meeting or election to the Board, as the case may be. Following the 1993 annual meeting, each outside director was awarded 570 shares of Common Stock.

Under the Directors' Deferred Compensation Plan, a director may elect to defer all or a portion (at least 10% and additional multiples of 5%) of his or her compensation by filing a written election with the Compensation Committee. Directors must convert deferred compensation to either "Cash Units," "Share Units," or a combination of both. Amounts converted to Cash Units will be credited quarterly with interest based on a factor determined by the Compensation Committee after comparison with the interest rate for
U. S. Treasury Notes as of the beginning of the year. Amounts converted to Share Units will be treated as if they were invested in shares of Common Stock, and will be credited with quarterly dividend equivalents. Share Units will be paid in cash, based upon the fair market value of Common Stock at the time of payment. However, Share Units which are based on a director's deferral of Common Stock under the Retainer Stock Plan for Outside Directors, will be paid in Common Stock, not in cash.

Payments of compensation deferred under the Directors' Deferred Compensation Plan are restricted in terms of the earliest and latest dates that payments may begin. Payments may commence no earlier than the first day of January which falls at least six months after the end of the quarter in which compensation is earned. At the latest, payments may commence three years following a director's attainment of age 70, the current mandatory retirement age for directors.

Under the Non-Employee Directors' Retirement Plan, upon retirement, a director who is not a present or former employee of the Company or its subsidiaries and who has at least five years of service will receive cash payments under this plan. The amount of the cash payments will be a percentage (10% per year, up to 100% after 10 years of service) of the annual Board cash and stock retainer in effect at retirement. These payments will continue for the lesser of a participant's years of service or 15 years. This retirement plan also provides for a benefit to a director's surviving spouse. In the event of a director's death prior to retirement, the surviving spouse shall receive 50% of the benefit the director would have received had the director retired as of the date of death. In the event of a director's death after commencement of benefits under the plan, the surviving spouse shall receive 50% of the director's remaining retirement payments.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of December 31, 1993, the number of shares of Common Stock beneficially owned (as defined by the Securities and Exchange Commission ("SEC")) by each director and named executive officer and by all directors and executive officers as a group. With the exception of B. Ray Thompson, Jr., who beneficially owns 2.1% of the Common Stock, no director or executive officer beneficially owns more than 1% of the Common Stock. All directors and executive officers as a group beneficially own approximately 3.1% of the Common Stock.

                                                SHARES OF
                                               COMMON STOCK
                                               BENEFICIALLY
        NAME                                    OWNED (1)
        ------------------------------------   ------------
        Robert M. Aiken, Jr. (2) ...........        93,928
        Robert H. Campbell (2) .............       282,135
        Raymond E. Cartledge ...............         2,502
        Robert E. Cawthorn .................         4,585
        Mary J. Evans ......................         2,178
        Thomas P. Gerrity ..................         2,522
        James G. Kaiser ....................           683
        David E. Knoll (2) (3) .............       114,789
        Thomas W. Langfitt .................         1,655
        R. Anderson Pew (2)(3)(4) ..........       174,167
        Albert E. Piscopo ..................         1,505
        William F. Pounds ..................         2,555
        Harwood S. Roe, Jr. (2) ............        75,314
        B. Ray Thompson, Jr. (3) ...........     2,291,620
        Sheldon L. Thompson (2) ............        44,256
        Alexander B. Trowbridge ............         1,555
        Robert H. Writz, Jr. (2) ...........        88,816
        All directors and executive officers
          as a group including those named
          above (2)(3)(4) ..................     3,270,507
- - - ----------

(1) As defined by the SEC, securities beneficially owned as of December 31, 1993 include: securities that the above persons have the right to acquire at any time within 60 days of this date, such as through the exercise of any option or right; securities directly or indirectly held by the above persons or by certain members of their families for which the above persons have sole or shared voting or investment power; and shares of Common Stock held on behalf of the above persons in SunCAP and Dividend Reinvestment.

(2) The amounts shown include shares of Common Stock which the following persons have the right to acquire within 60 days after December 31, 1993 under Sun's Long-Term Incentive Plan and Executive Long-Term Stock Investment Plan: R. M. Aiken, Jr. -- 77,989 shares; R. H. Campbell -- 259,254 shares; D. E. Knoll -- 109,730 shares; R. A. Pew -- 15,339 shares;
H. S. Roe, Jr. -- 72,489 shares; S. L. Thompson -- 39,940 shares; R. H. Writz, Jr. -- 82,169 shares; and all directors and executive officers as a group (including those named above) -- 725,714 shares.

(3) The individuals and group named above have sole voting and investment power with respect to shares of Common Stock beneficially owned, except that voting and investment power is shared as follows: D. E. Knoll -- 516 shares; R. A. Pew -- 127,180 shares; B. R. Thompson, Jr. -- 1,083,035 shares; and all directors and executive officers as a group (including those named above) -- 1,213,608 shares.

(4) The shares of Common Stock above do not include the 418,195 shares owned by family members of R. A. Pew of which he has disclaimed beneficial ownership.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

THE COMMITTEE'S RESPONSIBILITIES

The Compensation Committee of the Board of Directors ("Committee") makes determinations regarding the compensation of the Company's executive officers. The Committee is responsible for setting and administering the policies which govern both executive compensation and benefit programs. No employees of the Company serve on the Committee -- it is composed entirely of independent non-employee directors (see page 5). Reports of the Committee's actions and decisions by the Committee are presented to the full Board except for awards under the Company's Executive Long-Term Stock Investment Plan which are required by Rule 16b-3 of the Exchange Act to be made solely by the Committee.

The purpose of this Report is to summarize the policies, philosophies, objectives, and other factors considered by the Committee in reaching its determinations regarding executive compensation, particularly as these matters affected the 1993 compensation of the Chief Executive Officer ("CEO"), Robert H. Campbell, and the other five most highly compensated executives during 1993: David E. Knoll, Robert M. Aiken, Jr., Robert H. Writz, Jr., Harwood S. Roe, Jr. and Sheldon L. Thompson (collectively with the CEO, the "named executive officers").

THE COMMITTEE'S PHILOSOPHIES AND OBJECTIVES

<> THE PHILOSOPHIES

   The cornerstone of the Committee's philosophy regarding executive compensation is to reward results. Therefore, the performances of the Company and of the individual executive are of key importance.

   In recent years, the Committee has sought to reinforce the relationship between the level of an executive officer's compensation and the Company's performance. In furtherance of this objective, the Committee has redesigned the total executive compensation package to more closely align the financial rewards of the Company's executives to Company performance and shareholder interests. A more detailed discussion of this redesigned approach is set forth below; however, in order to understand the approach, it is important to bear in mind that the Company's executive compensation program consists of three basic components: (1) base salary, which consists of a fixed cash portion plus restricted common stock units ("RSUs"); (2) annual incentive awards (i.e., bonuses); and (3) long-term incentive awards primarily in the form of Common Stock options (see pages 10-12).

   Thus, the value of a significant portion of the CEO's and the other named executive officers' overall compensation -- the portion of the base salary represented by the RSUs and the long-term incentive awards -- correlates directly to the increase or decrease of the price of the Company's Common Stock. In this respect, their personal portfolios or net worth, like that of any shareholder, depends upon appreciation in the value of the Company's Common Stock. Additionally, as further discussed below, the amount of any annual incentive award ("bonus") is likewise dependent upon achieving predetermined Company results established by the Committee.

<> THE OBJECTIVES

   o LINK COMPENSATION TO PERFORMANCE

     The Committee has taken steps to significantly redesign various aspects of the overall executive compensation package.

     LINK BASE SALARY TO THE COMPANY'S PERFORMANCE

     The components of base salary for the executive officers were redesigned over the three-year merit period beginning in 1991-92, and ending in 1993-94. In 1991, the Committee determined that for a three-year transitional period, the cash portion of base salary would remain fixed and all merit-based increases to base salary would be in the form of RSUs. Formerly, merit-based increases were paid in cash; starting in 1991, the increases were made in the form of RSUs. Thus, since 1991, an executive officer's base salary has consisted of two pieces -- a fixed cash portion plus any RSUs awarded as merit increases.

     The reason that a three-year transitional period was chosen in 1991 for this unusual and unique one-time approach to base salary was to provide Robert H. Campbell, then the newly elected CEO, and his senior management team, sufficient time to develop and implement an initial Strategic Plan for the Company to accomplish a critical turnaround, and to have the resulting value of that strategy reflected in their merit increases. Thus, the dollar value of the RSU merit increase varies, depending upon the Company's Common Stock price at the end of the one, two and three-year vesting periods.

     Effectively, what this program did was to change the 1991-92 through 1993-94 merit increases, which would otherwise have been cash compensation, into variable stock-based compensation. As newer members to the CEO's senior management team were appointed in 1992, the Committee determined they would likewise be compensated under the redesigned program for the remainder of the three-year period.

     In fact, when the first merit increase in the form of RSUs under this program vested in 1992, the Company's Common Stock price was lower than it was at the time the merit increase in the form of RSUs had been granted. Thus, the value of this merit increase had declined; it was worth less than it would have been had the executive officer received the merit increase in cash, rather than in RSUs.

     LINK INCENTIVE BONUSES TO COMPANY PERFORMANCE

     Additionally the Committee redesigned its approach to annual incentive awards or "bonuses." The Committee determined that aside from an executive officer's individual performance, the Company's performance should be an even greater factor influencing whether a "bonus" should be awarded and, if so, in what amount. Therefore, each year the Committee considers the Company's prior year's performance measured against the goals set for that year and sets new Company performance criteria or goals for the following year. For example, in 1992, the Committee set one quantitative goal for the Company to meet in connection with any bonus payouts under the 1992 Executive Incentive Plan -- the achievement of a predetermined target for net income after tax. Because the goal was not achieved, the Committee determined that no bonuses were to be paid to executive officers for 1992 performance, notwithstanding how well they may have individually performed. Considering the 1992 performance and recognizing the fact that 1993 was to be a pivotal year for the Company to realize results from the Strategic Plan announced in October of 1992, the Committee set five 1993 Company goals, each equally weighted, to be met if the Company performance-based portion of the 1993 Executive Incentive Plan were to be payable. (See the Company's 1993 Annual Report for a discussion of the October 1992 Strategic Plan and page 11 of this Proxy Statement for a more detailed discussion of the five goals.) The Committee decided that since Company and individual performance were key, any bonus award should be based upon the results of these two factors. As a result, the Committee determined that 70 percent of the Annual Incentive Award would be predicated upon Company performance in the case of executive officers due to their levels of responsibility and ability to influence Company results. The remaining 30 percent would be payable based upon the executive officer's individual performance.

     LINK LONG-TERM INCENTIVE AWARDS TO COMPANY PERFORMANCE

     With respect to the third component of executive compensation, long-term incentive awards, the Committee views the award of options in Common Stock as an effective mechanism for aligning the interests of the Company's executives and key employees to shareholders' interests. The Executive Long-Term Stock Investment Plan ("ELSIP"), approved by the Company's shareholders, provides primarily for the award of options in Common Stock (at fair market value on the date of grant) to certain of the Company's executives and key personnel. The value of any ELSIP award is directly tied to the price of the Company's Common Stock. Additionally, under ELSIP, when an executive exercises options, he or she receives Common Stock, not cash, and during his or her employment with the Company, the executive is required to hold the Common Stock for up to ten years after the date that the option was granted. As a result of this feature, the Company's executive officers hold an increased equity position in the Company, and have an even greater incentive to direct the Company to achieve its performance targets and longer-term objectives, one of the most important of which is the successful implementation of the initial Strategic Plan. This feature was viewed as one element of the total executive compensation package during the transitional period associated with the development and implementation of the Strategic Plan by the CEO and the other named executive officers.

   o ATTRACT AND RETAIN TALENTED EXECUTIVES

     The Committee believes that the Company's overall compensation program must be competitive in order to attract, retain and motivate the qualified individuals necessary to lead the Company and address the significant challenges facing the Company and the industry. In determining the appropriate levels and type of executive compensation, the Committee reviews and considers various data discussed in greater detail below. Its philosophies are to pay for performance within the relative mid-range of base salary paid by comparable companies and to encourage superior performance by the individual to strive to improve Company performance, through award of short- and long-term incentives. These incentives include bonuses, the payment of which is contingent upon the attainment of performance goals, or options, the realized value of which is tied to the value of Common Stock. In addition, these incentives provide executives with the opportunity to increase their compensation through demonstrated performance.

     The Committee believes that the Company's direct competition for executive talent is not limited to the six companies included in the peer group established for purposes of comparing shareholder returns. Thus, the "compensation peer group" is not the same as the peer group indexed in the Comparison of Five-Year Cumulative Total Return Graph ("Performance Graph") included in this Proxy Statement on page 18. To assist in benchmarking the competitiveness of the Company's compensation programs, the Company participates in executive compensation surveys, compiled by third-party consultants, which embrace a total of 13 other oil industry companies, three of which are included in the Performance Graph. The other three peer companies do not participate in this survey group. As a result, the Company does not have access to reliable compensation data on these other three peer companies.

     The summary compilations of survey data from these sources reflect adjustments for each company's relative revenues, asset bases, employee populations, and capitalization, along with the scope of managerial responsibility and reporting relationships.

THE COMMITTEE'S 1993 VIEW

In evaluating 1993 performance and establishing incentives to encourage the future performance of the CEO and the Company's other executive officers, the Committee has noted management's success over the last year and a half in restructuring the Company's business. Management has achieved turnaround results through successful implementation of the Strategic Plan, quality consciousness programs and cost saving measures, and effectively directing the Company's operations toward positive financial improvements. This has been accomplished during difficult economic conditions.

DETAILED REVIEW OF THE EXECUTIVE COMPENSATION PROGRAM

Compensation paid to the named executive officers during 1993 consisted of base salary (which included a fixed cash portion plus the value of RSUs), annual incentive awards ("bonuses") and amounts realized from the exercise of long-term incentive awards in the form of alternate appreciation rights under LTIP (see page 12). In addition, the Committee awarded long-term incentive awards in the form of stock options along with an equal number of limited appreciation rights and authorized equity options pursuant to the ELSIP (see page 12).

Pursuant to the Omnibus Budget Reconciliation Act of 1993, for years beginning after December 31, 1993, the Company may not take a tax deduction for compensation paid to the CEO and each of the four other most highly paid executives that is in excess of one million dollars. Certain types of compensation will not be subject to this one-million-dollar cap, such as compensation received upon the vesting of restricted stock units and upon the exercise of stock options. Payments of the annual incentive award will be subject to this cap; however, given the minimal impact to the Company with respect to any bonuses paid to the named executive officers, the Committee has determined not to seek shareholder approval to amend the Executive Incentive Plan for 1994.

The CEO participates in the same programs and receives compensation based on the same factors as the other executive officers; however, the CEO's higher overall compensation reflects his greater degree of policy and decision-making authority and higher level of responsibility with respect to the strategic direction of the Company.

<> BASE SALARY

   In 1991, the Committee determined that for a three-year transitional period, any merit increases in base salary for Robert H. Campbell, the CEO, and the following executive officers would be paid in the form of RSUs rather than in cash, and that the cash portion of base salary would remain at the annualized level on the date in 1991 that the RSUs were awarded: Robert M. Aiken, Jr., David E. Knoll, and Robert H. Writz, Jr. Further, in 1992, the Committee took the same action for a two-year period with respect to the base salaries for Harwood S. Roe, Jr. and Sheldon L. Thompson, upon their election to Senior Vice President positions during 1992.

   As previously discussed, the Committee chose a three-year period for this transitional and unique program to provide the CEO and his senior management team sufficient time to develop and implement a Strategic Plan for the Company. However, since Messrs. Roe and Thompson were not elected to senior management until 1992, the Committee determined that they should be subject to the same program for the remainder of the original period, so a two-year period applied for them.

   The Committee's goal was to reward the named executive officers based upon the ability to successfully implement the initial Strategic Plan and maintain competitive levels through merit increases to base salary, the value of which would vary with the price of the Company's Common Stock. During these respective three- and two-year periods ("Restriction Periods"), the portion of base salary, representing merit increases earned by these named executive officers, was to be and has been in the form of RSUs paid in Common Stock.

   RSUs entitle the named executive officers to receive shares of Common Stock, without payment to the Company, in return for their services, provided they are continuously employed by the Company during their respective Restriction Periods. In addition, during the Restriction Periods, these executives will receive payment equal to the dividend the Company would have paid to each had he been the owner of record of shares of Common Stock equal in number to his outstanding RSUs. A portion of the RSUs will vest at the end of each Restriction Period.
   The value realized from the vested RSUs will be equal to the number of RSUs times the market value of Common Stock at the end of the applicable Restriction Period. Annual base salary, therefore, will vary somewhat dependent upon the performance of Common Stock.

   The number of RSUs awarded to each named executive officer was determined by reference to his prior year's base salary and the price of Common Stock on the date that such named executive officer assumed his responsibilities. The projected non-cash merit increase portion of base salary for each named executive officer was divided by the price of Common Stock on these respective dates to arrive at the total number of RSUs to be awarded, recognizing that the RSUs would vest annually during the Restriction Period.

   In essence, in 1991, the Committee determined the amount of Mr. Campbell's merit increases for each of the next three years, referring to compensation surveys, salary and merit increase assumptions and the price of Common Stock on the date that he became CEO in order to calculate the number of RSUs to be granted and which would vest over the Restriction Period. However, rather than making these future merit increases in cash, the Committee determined that the merit increase should be payable in the form of Common Stock. The amount of the RSUs that vest each year represents the cumulative merit increase to base salary during the Restriction Period.

   On the date on which Mr. Campbell became CEO, the price of Common Stock was $32.625. The Common Stock price on the date the other named executive officers assumed their reporting relationships to Mr. Campbell was $31.625 for Messrs. Aiken, Knoll, and Writz, and $24.375 for Messrs. Roe and Thompson, and the total number of RSUs granted to them, which would vest in each of the following years of the Restriction Period, was determined in the same fashion.

   The following example illustrates how annual base salary may vary based upon the Common Stock's performance: On September 6, 1993, 4,700 of Mr. Campbell's RSUs vested and he received a cumulative merit increase in the form of Common Stock. The price of Common Stock was $27.625 per share on this date, so the Common Stock he received as compensation was worth $129,838 at that time; whereas, his cumulative merit increase would have been worth $153,338 had the Common Stock remained at the grant date price, $32.625. Although the actual value realized depends upon when the Common Stock is actually sold by the recipient, the example shows how the value of Mr. Campbell's cumulative merit increase during his three-year restriction period rises or falls with the Common Stock price. During this transitional period, this unusual and unique approach to base salary introduced an element of variability, based on the market value of Common Stock, to what has traditionally been fixed compensation. The Committee's goal was to provide further incentive to the named executive officers to maximize the Company's performance and to align their financial rewards with shareholders' interests in increasing the Common Stock price. Information regarding the RSUs awarded to each of the named executive officers is included in the table on page 13 of this Proxy Statement and the accompanying footnotes.

<> ANNUAL INCENTIVE AWARDS

   Annual incentive awards or "bonuses" are provided under the Sun Company, Inc. Executive Incentive Plan (the "Executive Incentive Plan"). The purpose of this plan is to promote the achievement of the Company's short-term business objectives by providing bonuses to those employees who can significantly impact the Company's performance and thereby enhance shareholder value.

   The Committee revised the Executive Incentive Plan to (1) better align the level of bonuses to Company performance over the measurement period and (2) recognize the executive's individual performance over the same time period. In addition, the revised plan provides that, notwithstanding individual performance, the Committee may determine that the named executive officers as a group, or all plan participants as a whole, will not receive bonuses if the Company's performance does not meet certain minimum thresholds, as determined by the Committee on an annual basis.

   Under the Executive Incentive Plan, bonuses are determined through a series of steps. First, a guideline incentive award ("Guideline Award") is established for each participant. The Guideline Award is a predetermined percentage of the participant's salary midpoint; it is primarily dependent upon the participant's job level in the corporation, ability to influence Company performance and analysis of competitive data gathered from the survey compilations discussed above on page 9.

   Second, the Committee determines what portion of each executive officer's bonus will be dependent upon Company performance and what portion will be based upon the executive's individual performance. Through this determination, the Committee essentially divides the Guideline Award into two parts: (1) a Company performance-based portion, and (2) an individual performance-based portion, each of which are subject to adjustment based upon the performance results attained. The Committee determined that for the CEO and other named executive officers, a significantly larger portion of the Guideline Award should be subject to adjustment based upon the Company's performance. This factor is decreased with respect to individuals holding lower levels of responsibility within the organization.

   Therefore, in the case of the named executive officers, the Committee decided that 70 percent of the Guideline Award would be adjusted for Company performance, and individual performance would be the basis for adjusting the remaining 30 percent of the Guideline Award.

   The third step is to separately assess Company performance and individual performance and to adjust each component of the Guideline Award -- the Company performance portion and the individual performance portion -- based upon a factor that is determined by results attained. These two components are assessed separately and then combined to arrive at the amount of the bonus award.

   The amount of any adjustment to the Company performance portion of the bonus depends upon the degree to which the Company has achieved certain annual performance targets, consisting of one or more specific goals previously set by the Committee. In assessing the Company's results, the Committee determines the extent to which these performance targets have been met and then determines the appropriate factor, ranging from 0% to 200%, to apply to adjust this portion of the Guideline Award.

   For the 1993 Company performance targets, the Committee established specific goals for: (1) the Company's total net income after tax; (2) the Company's total return on equity; (3) cost containment; (4) net income after tax for the Company's domestic branded gasoline marketing, lubricants, chemicals and logistics businesses; and (5) sales volume growth in these businesses. Each of these five goals was equally weighted in importance and each had a predetermined minimum threshold requirement, target and maximum payout associated with its level of attainment. In assessing the Company's 1993 performance relative to the above targets, the Committee was, on the whole, pleased with the Company's overall results.

   The amount of the bonus is also influenced by the executive officer's individual performance. Qualitative and quantitative factors associated with strategic planning, achievement of operational goals, organizational and management development, and constituency relations are included in an assessment to arrive at the factor for purposes of adjusting the individual performance portion of the bonus. Personal assessment ratings can range from a factor of 0% to 150% and this factor is used to adjust this portion of the Guideline Award. In the Committee's view, the individual performance by the CEO and the other named executive officers met or exceeded most of the qualitative and quantitative performance factors.

   After reviewing the Company's performance measured with respect to each of the five goals and the performance of the individual executive officers, the Committee approved the payment of bonus awards to the Company's executive officers, including a $474,600 bonus to Mr. Campbell for 1993.

   For additional information concerning the Committee's view of the Company's 1993 performance, see the discussion under the section titled "The Committee's 1993 View," on page 9.

<> LONG-TERM INCENTIVE AWARDS

   Stock option awards currently comprise the long-term incentive component of each executive officer's compensation. In 1991, the shareholders approved ELSIP to replace LTIP. While no awards have been granted under LTIP since 1991, all previous awards (some of which may be exercised through December 31, 2000) remain in effect in accordance with the terms of the plan. Under LTIP, certain key executives were granted alternate appreciation rights ("AARs"). AARs are a form of stock appreciation right granted in tandem with a stock option which permit the holder of the option to be paid the appreciation on the option in lieu of exercising the option.

   The Committee grants awards under ELSIP to those executive officers, and approves, based upon management's recommendations, awards to other key employees, who, in its judgment, have the capability to make a substantial contribution to the success of the Company. The same criteria were used for the selection of participants and the determination of awards under the predecessor plans. Additionally, the Committee considered the number of options previously granted to the named executive officer in determining the size of the current award. The number of shares subject to each award is based on studies of similar awards made to individuals in comparable positions at other companies, which are viewed as competitors for purposes of executive talent. The sources used for this comparison are the survey compilations discussed at page 9 of this Proxy Statement.

   ELSIP primarily provides for awards of stock options, along with an equal number of limited appreciation rights. A limited appreciation right is a form of AAR exercisable only in the event of a change in control of the Company. Options, under this plan, provide the holders with the opportunity to acquire Common Stock at a fixed price (the fair market value on the date of grant) during a specified period of time (up to ten years).

   ELSIP also authorizes the issuance of equity options. Subject to certain conditions, as defined fully in the plan, option exercises using previously held Common Stock may result in the issuance of new options called "equity options" or "reload options," as they are more commonly referred to. An equity option is a new option granted for each share of Common Stock held for a least 12 months that is used as payment for the stock options exercised. Equity options are issued at the market price of Common Stock at the time of exercise and for the number of shares tendered.

   This plan helps to better align management's interests with those of shareholders in that, (1) the Common Stock price must increase for the option to have value, and (2) upon exercise, the increase in the value of an option is paid in the form of Common Stock having transfer and sale restrictions, while the holder is employed, for up to ten years after the date of grant. This feature causes management to acquire and hold an increased equity position in the Company. Further, management is encouraged to take an even larger equity position through the exercise of options using previously held Common Stock. These features were viewed as an important part of the executive compensation package during the transitional period associated with the development and implementation of the initial Strategic Plan by the CEO and other named executive officers.

   The Committee viewed 1993 as a pivotal year for the Company with respect to the implementation of the Strategic Plan and achievement of improved performance of the Company. During 1993, the Company made genuine strides toward the successful implementation of the Strategic Plan and performance turnaround, which led to enhanced shareholder value, as compared to the prior year. Options were awarded under ELSIP in January 1993 and November 1993 at the fair market value of Common Stock on the grant dates. Previously, awards under ELSIP for the current year's performance were determined at the end of the current year, but awarded at the beginning of the subsequent year. However, the Committee decided to accelerate the 1993 award to November 1993 to recognize the significant effort required by the executive officers and key employees to achieve improved Company results. Additionally, approving and granting the awards at the same time that a participant's performance is measured better enabled the Committee to determine the total number of options to be awarded and to serve as a long-term performance incentive for future years. It is the Committee's intention that future option awards will likewise be determined and awarded in November, rather than in January of the following year.

CONCLUSION

The Committee believes that the overall levels of executive compensation, including year-to-year variations, are appropriate, and reasonably reflect the Committee's goal to attract and retain the qualified individuals necessary to lead the Company and address the significant challenges facing the Company and the industry.

Submitted by the 1993 members of the Compensation Committee of the Board of
Directors:

Raymond E. Cartledge, Chairman              James G. Kaiser
Robert E. Cawthorn                          Thomas W. Langfitt
Mary J. Evans

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is composed entirely of independent non-employee directors. No executive officer of the Company participates in compensation decisions of the Committee. Additionally, no executive officer of the Company has an interlocking relationship or opportunity to influence the compensation of any member of the Committee through service as a director of any company where a member of the Committee is an executive officer or through service on a compensation committee of any company whose executive officers serve as Sun directors.

SUMMARY COMPENSATION

The following table shows annual, long-term and other compensation for services in all capacities to the Company for the CEO and the other named executive officers. As required by SEC rules, information is shown for those years during the previous three fiscal years in which the individuals served as executive officers of the Company:

                        SUMMARY COMPENSATION TABLE


                                                            LONG-TERM
                                           ANNUAL          COMPENSATION
                                        COMPENSATION          AWARDS
                                     -----------------     ------------
        (a)                 (b)      (c)           (d)      (e)         (f)
        ---                 ---      ---           ---      ---         ---
                                                         NUMBER OF
                                                        UNDERLYING
                                                          GRANTED       ALL
                                   BASE                 SECURITIES     OTHER
NAME AND                          SALARY                 OPTIONS/    COMPENSA-
PRINCIPAL POSITION         YEAR   (1)($)   BONUS(2)($)  SARS(3)(#)  TION(4)($)
- - - ------------------         ----  --------  -----------  ----------  ----------
Robert H. Campbell         1993   652,018    474,600      176,050     16,947
Chairman of the Board,     1992   652,018       0          67,250     29,648
Chief Executive Officer
  and President            1991   540,042       0          14,600         --
- - - ------------------------------------------------------------------------------
David E. Knoll             1993   316,016    148,200       43,630     18,126
Senior Vice President,     1992   316,971       0          18,910     14,550
Marketing and Logistics    1991   284,847     87,600       10,400         --
- - - ------------------------------------------------------------------------------
Robert M. Aiken, Jr.       1993   299,641    137,200       44,030     17,445
Senior Vice President and  1992   300,356       0          17,500     12,582
Chief Financial Officer    1991   250,304    102,400        9,620         --
- - - ------------------------------------------------------------------------------
Robert H. Writz, Jr.       1993   276,025    137,200       40,390     17,714
Senior Vice President,     1992   264,544       0          17,500     27,536
Other Businesses           1991   227,668     62,000        6,300         --
- - - ------------------------------------------------------------------------------
Harwood S. Roe, Jr.        1993   265,411    137,200       40,070     20,234
Senior Vice President,     1992   256,937       0          16,270     11,989
  Operations
- - - ------------------------------------------------------------------------------
Sheldon L. Thompson        1993   223,360    137,200       40,390     15,672
Senior Vice President and  1992   201,976       0           7,280      9,362
Chief Administrative Officer
- - - ------------------------------------------------------------------------------

NOTE: The format for presentation of the above compensation data has been varied somewhat from the way in which it was presented in the 1993 proxy statement. The Restricted Stock Unit Awards which formerly appeared as a column under Long-Term Compensation, are now added with annual cash compensation and included as base salary under Annual Compensation, and rather than reflecting the RSU amounts as one lump sum in the year of the grant, the awards have been split into a year-by-year presentation and valued as of the date of the award. In the Committee's view, this revised format better reflects the cumulative merit increase portion of annual compensation intended for each of the named executive officers. For a more detailed discussion of the RSU awards, please see pages 10-11 of this Proxy Statement.
- - - ----------

(1) The above figures under column (c) "Base Salary," represent the combined amounts received by the named executive officers as the cash and RSU components of total base salary. The following table sets forth the amount of each of the two components, which together constitute the total base salary received for the stated years:

                                                      BASE SALARY
                                                          ($)
                                               ------------------------
NAME                        YEAR                 CASH         RSU AWARD
- - - --------------------------  ----                 ----         ---------
Robert H. Campbell          1993               498,680          153,338
                            1992               498,680          153,338
                            1991               453,912           86,130
- - - -----------------------------------------------------------------------
David E. Knoll              1993               279,963           36,053
                            1992               280,918           36,053
                            1991               268,718           16,129
- - - -----------------------------------------------------------------------
Robert M. Aiken, Jr.        1993               260,426           39,215
                            1992               261,141           39,215
                            1991               250,304             --
- - - -----------------------------------------------------------------------
Robert H. Writz, Jr.        1993               235,861           40,164
                            1992               224,380           40,164
                            1991               214,385           13,283
- - - -----------------------------------------------------------------------
Harwood S. Roe, Jr.         1993               237,380           28,031
                            1992               228,906           28,031
- - - -----------------------------------------------------------------------
Sheldon L. Thompson         1993               199,472           23,888
                            1992               178,088           23,888
- - - -----------------------------------------------------------------------

The Cash Component of Base Salary

    The cash component of base salary was fixed for the CEO and each named executive officer on the date that he was awarded RSUs under the present program. Mr. Campbell's annualized base salary on September 6, 1991 was $498,680. For the other named executive officers, annualized base salary was: on December 4, 1991, $265,928, $240,188, $224,380,
respectively for Messrs. Knoll, Aiken and Writz; and on November 5, 1992, $237,380 and $199,472, respectively for Messrs. Roe and Thompson.

    Included in the cash column of the above table are fees received for serving on the board of directors of Suncor Inc., the Company's Canadian-based subsidiary, which for 1993 totaled for Mr. Knoll, $14,035; Mr. Aiken, $20,238; and Mr. Writz, $11,481. Variations in the cash amounts reported from one year to another are attributable in part to fluctuations in the exchange rates for Canadian versus U.S. dollars.

The RSU Component of Base Salary

    The total number of RSUs awarded to each named executive officer (Mr. Campbell, 14,260; Mr. Knoll, 3,770; Mr. Aiken, 3,420; Mr. Writz, 3,860; Mr. Roe, 3,450; and Mr. Thompson, 3,030) for the Restriction Periods was determined by projecting the merit increases of each named executive officer for each year of the Restriction Period and dividing this amount by the price of Common Stock on the date Mr. Campbell became Chief Executive Officer and the date the other named executive officers assumed their reporting relationships to Mr. Campbell ($32.625 for Mr. Campbell and $31.625 for Messrs. Knoll, Aiken and Writz; and $24.375 for Messrs. Roe and Thompson). The RSU figures in the above table represent the value of the Common Stock awarded to each named executive officer at the time of grant. The amounts actually earned are based upon the price of the Common Stock on the date of vesting. Hence, the value earned can rise or fall from that shown in the above table depending upon the value of Common Stock on the date that the RSUs vest. In fact, for Mr. Campbell, the value of the 1991 award of 2,640 RSUs, with a grant value of $86,130, earned $65,670 when they vested one year later in 1992; the 1992 award of 4,700 RSUs, with a grant value of $153,338, earned $129,838 when they vested in 1993. The amount earned for the 1993 award of 4,700 RSUs, with a grant value of $153,338, will be determined in 1994 when these RSUs vest.

Similarly, for the remaining named executive officers, the number of RSUs awarded, the grant date value and the actual amount earned at the time the RSUs vested one year later were as follows:


                                                                       FMV
                                                                      EARNED
                        GRANT         RSUS             GRANT         ONE YEAR
NAME                    YEAR       AWARDED (#)       VALUE ($)       LATER ($)
- - - ---------------------   -----      -----------       ---------       ---------
David E. Knoll           1993        1,140             36,053            NA
                         1992        1,140             36,053          36,480
                         1991          510             16,129          12,686
- - - ------------------------------------------------------------------------------
Robert M. Aiken, Jr.     1993        1,240             39,215            NA
                         1992        1,240             39,215          33,480
- - - ------------------------------------------------------------------------------
Robert H. Writz, Jr.     1993        1,270             40,164            NA
                         1992        1,270             40,164          36,354
                         1991          420             13,283          10,238
- - - ------------------------------------------------------------------------------
Harwood S. Roe, Jr.      1993        1,150             28,031            NA
                         1992        1,150             28,031          33,494
- - - ------------------------------------------------------------------------------
Sheldon L. Thompson      1993          980             23,888            NA
                         1992          980             23,888          28,543
- - - ------------------------------------------------------------------------------
NA: To be determined when RSUs vest in 1994.

As of December 31, 1993, the total number of outstanding RSUs and aggregate RSU value (computed by multiplying the remaining RSUs outstanding by $29.375 per share, the closing price of Common Stock on this date) for the named executive officers were as follows: Mr. Campbell, 4,700 units valued at $138,063; Mr. Knoll, 1,140 units valued at $33,488; Mr. Aiken, 1,240 units valued at $36,425; Mr. Writz, 1,270 units valued at $37,306; Mr. Roe, 1,150 units valued at $33,781; and Mr. Thompson, 980 units valued at $28,788.

In recognition of the 1993 merit freeze, the named executive officers waived the merit increment of their RSU award made in 1993 which otherwise would have vested in 1994. The number of RSUs and associated dollar value as of December 31, 1993 (computed by multiplying the remaining RSUs outstanding by $29.375 per share, the closing price of Common Stock on this date) waived by the named executive officers for this merit year was as follows: Mr. Campbell, 2,220 units valued at $65,213; Mr. Knoll, 980 units valued at $28,788; Mr. Aiken, 940 units valued at $27,613; Mr. Writz, 900 units valued at $26,438; Mr. Roe, 1,150 units valued at $33,781; and Mr. Thompson, 1,070 units valued at $31,431.

During the periods that the RSUs are outstanding, the named executive officers receive "dividend equivalent" payments equal to the dividends the Company would have paid to each if he had been the owner of record of shares of Common Stock equal in number to his outstanding RSUs.

(2) No bonuses were paid to executive officers for services rendered during 1992. Mr. Campbell personally declined a bonus for 1991 due to the Company's financial performance in that year.

(3) Prior to January 1, 1992, options and AARs were granted in tandem, with the exercise of one canceling an equal number of the other. In 1992 and 1993, options were granted without AARs. A participant who has been granted an AAR attached to an option may exercise such right in lieu of exercising the option and receive in cash or Common Stock the difference between the exercise price of the option and the fair market value of a share of Common Stock on the date of exercise.

(4) This column includes for each named executive officer an aggregate amount consisting of the following components:

    (a) The Company's contributions allocated under defined contribution plans, the Sun Company, Inc. Capital Accumulation Plan and Savings Restoration Plans I and II, to the individual accounts of the named executive officers were as follows: Mr. Campbell, 1993 -- $15,713, 1992 -- $28,218; Mr. Knoll, 1993 -- $7,560, 1992 -- $13,931; Mr. Aiken, 1993 --
    $6,842, 1992 -- $12,009; Mr. Writz, 1993 -- $6,518, 1992 -- $11,731;
    Mr. Roe, 1993 -- $6,772, 1992 -- $11,445; and Mr. Thompson, 1993 --
    $5,700, 1992 -- $8,904. For 1993, the Company reduced the amount of its SunCAP contributions by one-half; however, effective January 1, 1994, the Company's matching contributions were restored to prior levels. Savings Restoration Plans I and II permit a SunCAP participant to continue receiving the Company-matching contribution after the participant reaches the limitations (i) under Section 415 of the Internal Revenue Code ("IRC") with respect to participant and Company-matching contributions to SunCAP and (ii) under Section 401(a) of the IRC with respect to compensation which may be earned by SunCAP participants.

    (b) The dollar value of term life insurance premiums paid by the Company for the benefit of the named executive officers was as follows:
    Mr. Campbell, 1993 -- $1,234, 1992 -- $1,430; Mr. Knoll, 1993 -- $534,
    1992 -- $619; Mr. Aiken, 1993 -- $494, 1992 -- $572; Mr. Writz, 1993 --
    $467, 1992 -- $542; Mr. Roe, 1993 -- $469, 1992 -- $544; and Mr.
    Thompson, 1993 -- $395, 1992 -- $458.

    (c) The following amounts were reimbursed during 1993 for the payment of taxes associated with certain payments made to the named executive officers to purchase their Company vehicles: Mr. Campbell, not applicable; Mr. Knoll, $10,031; Mr. Aiken, $10,109; Mr. Writz, $10,728; Mr. Roe, $12,993; and Mr. Thompson, $9,577. In addition, Mr. Writz received $15,263 in 1992 for reimbursement of taxes associated with services performed outside the United States.

OPTION GRANTS

Presented below is more information concerning the option awards shown on the Summary Compensation Table for fiscal year 1993. These options to purchase Common Stock were granted to the named executive officers pursuant to the ELSIP.

                          OPTION GRANTS IN 1993

                                                   POTENTIAL REALIZABLE VALUE
                                                        AT ASSUMED ANNUAL
                                                      RATES OF STOCK PRICE
            INDIVIDUAL GRANTS                     APPRECIATION FOR OPTION TERM
- - - ------------------------------------------------  ----------------------------
 (a)            (b)         (c)       (d)    (e)      (f)      (g)      (h)
 ---            ---         ---       ---    ---      ---      ---      ---
                          PERCENT
                            OF
                           TOTAL
                          OPTIONS
             SECURITIES   GRANTED    EXER-             0%       5%      10%
             UNDERLYING     TO       CISE            (2)($)   (3)($)   (3)($)
              OPTIONS/    EMPLOY-     OR             STOCK    STOCK    STOCK
               SARS       EES IN     BASE   EXPIRA-  VALUE    VALUE    VALUE
              GRANTED     FISCAL    PRICE    TION   $28.00/   $45.61/ $72.62/
NAME          (1)(#)       YEAR   ($/SHARE)  DATE    31.375    51.11   81.38
- - - ----          -------     ------  ---------  ----   -------  -------- --------
Robert H.
 Campbell    1/93 88,630   8.0     28.00    12/31/02    0   1,560,690 3,955,095
            11/93 87,420   7.9     31.375   10/31/03    0   1,724,934 4,371,321
- - - -------------------------------------------------------------------------------
David E.
 Knoll       1/93 23,560   2.1     28.00    12/31/02    0     414,869 1,051,360
            11/93 20,070   1.8     31.375   10/31/03    0     396,013 1,003,574
- - - -------------------------------------------------------------------------------
Robert M.
 Aiken, Jr.  1/93 22,800   2.1     28.00    12/31/02    0     401,486 1,017,445
            11/93 21,230   1.9     31.375   10/31/03    0     418,901 1,061,578
- - - -------------------------------------------------------------------------------
Robert H.
 Writz, Jr.  1/93 21,810   2.0     28.00    12/31/02    0     384,053   973,267
            11/93 18,580   1.7     31.375   10/31/03    0     366,613   929,068
- - - -------------------------------------------------------------------------------
Harwood S.
 Roe, Jr.    1/93 18,840   1.7     28.00    12/31/02    0     331,754   840,731
            11/93 21,230   1.9     31.375   10/31/03    0     418,901 1,061,578
- - - -------------------------------------------------------------------------------
Sheldon L.
 Thompson    1/93 21,810   2.0     28.00    12/31/02    0     384,053   973,267
            11/93 18,580   1.7     31.375   10/31/03    0     366,613   929,068
- - - -------------------------------------------------------------------------------

The value that would be realized by all shareholders as a group (based on 106,682,910 shares of Common Stock outstanding as of December 31, 1993) assuming stock appreciation levels of 0%, 5% and 10% and the following Common Stock prices: $28 per share -- $0, $1,878,584,648 and $4,760,702,336, respectively; and $31.375 per share -- $0, $2,105,021,191 and $5,334,536,993, respectively.
- - - ----------

(1) These options were granted along with an equal number of limited rights and an authorization for equity options pursuant to the ELSIP. Limited rights become exercisable only in the event of a change in control, as defined in the plan. The exercise of an option using Common Stock which has been held for at least 12 months will result in the issuance of new options called "equity options." Equity options are issued at the market price of Common Stock at the time of exercise and for the number of shares tendered.

    For a discussion of the awards made in November 1993, see page 12.

    These options were fully exercisable six months after the date of grant. Upon exercise, the increase in value (market price minus exercise price, withholding taxes and applicable brokerage commission or interest charges) will be paid in Common Stock having transfer and sale restrictions, while the executives are employed, for up to ten years after the date of grant.

(2) The executive officers will not benefit unless the stock price increases above $28.00 and $31.375 per share, respectively. Any gain to the executive officers resulting from stock price appreciation will benefit all shareholders commensurately. A zero percent stock price appreciation (i.e., if the stock remains at or below $28.00 or $31.375, the exercise price) will result in zero dollars for the executive officers.

(3) These amounts are the result of calculations of assumed annual rates of return set by the SEC over the option term: 5% (i.e., assuming a stock price of $45.61 or $51.11 per share at the end of the option term) and 10% (i.e., assuming a stock price of $72.62 or $81.38 per share at the end of the option term). These amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price.

OPTION/AAR EXERCISES AND YEAR-END VALUES

The following table shows information concerning: (i) exercises of AARs during 1993 by the named executive officers and (ii) the amount and values of unexercised options and AARs as of December 31, 1993:

                 AGGREGATED OPTION/AAR EXERCISES IN 1993
                      AND YEAR-END OPTION/AAR VALUES

 (A)          (B)        (C)      (D)            (E)                 (F)
 ---          ---        ---      ---            ---                 ---
                                                                    VALUE
                                              NUMBER OF        OF UNEXERCISED
                                              SECURITIES        IN-THE-MONEY
                                         UNDERLYING OPTIONS/    OPTIONS/AARS
                                          AARS GRANTED (#)   AT YEAR-END(3)($)
                                         ------------------  ------------------
            NUMBER
              OF
            SHARES
           ACQUIRED              VALUE
              ON         NET      REAL-              UN-                 UN-
             EXER-     SHARES    IZED(2) EXERCIS-  EXERCIS-  EXERCIS-  EXERCIS-
NAME        CISE(1)  RECEIVED(1)   ($)     ABLE      ABLE      ABLE      ABLE
- - - ----------  -------  ----------- ------- --------  --------  --------  --------
Robert H.
 Campbell      --        --         0     253,249    97,075   143,743    10,950
David E.
 Knoll         --        --         0     105,452    26,948    44,843     7,800
Robert M.
 Aiken, Jr.    --        --         0      74,626    26,998    42,235     7,215
Robert H.
 Writz, Jr.    --        --         0      79,524    22,800    39,672     4,725
Harwood S.
 Roe, Jr.      --        --         0      69,634    25,820    32,383     5,205
Sheldon L.
 Thompson      --        --         0      38,610    20,718    34,220     2,423

- - - ----------

(1) No stock options or AARs were exercised during 1993.

(2) The dollar value realized has been calculated by multiplying column (b) by the difference between the exercise price and the fair market value of Common Stock on the date of exercise.

(3) The dollar values have been calculated by multiplying the number of in-the-money options/AARs at December 31, 1993 by the difference between the exercise price and the fair market value of Common Stock at year-end. An option/AAR is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option/AAR.

PENSION PLAN TABLE

The following table shows estimated annual retirement benefits payable to executive officers and key employees based upon the final average pay formulas of the Sun Company, Inc. Retirement Plan, Pension Restoration Plan and Supplemental Executive Retirement Plan ("SERP"). The estimates assume that benefits are received in the form of a single life annuity:

                               ESTIMATED ANNUAL BENEFITS UPON
                                RETIREMENT AT AGE 62 OR LATER
                              AFTER COMPLETION OF THE FOLLOWING
                                       YEARS OF SERVICE
                          -----------------------------------------
    FINAL
  AVG. TOTAL
 CASH COMPEN-      20 YRS.
  SATION(1)        OR LESS      25 YRS.      30 YRS.      35 YRS.      40 YRS.
- - - --------------    --------     --------     --------     --------     --------
$  200,000        $ 80,000     $ 90,000     $100,000     $108,000     $115,000
   400,000         160,000      180,000      200,000      215,000      230,000
   600,000         240,000      270,000      300,000      323,000      345,000
   800,000         320,000      360,000      400,000      430,000      460,000
 1,000,000         400,000      450,000      500,000      538,000      575,000
 1,200,000         480,000      540,000      600,000      645,000      690,000
 1,400,000         560,000      630,000      700,000      750,000      805,000

The retirement benefits shown above for the Retirement Plan, Pension Restoration Plan and SERP are amounts calculated prior to the Social Security offset. The Social Security offset is equal to one and two-thirds percent of primary Social Security benefits for each year of Retirement Plan participation up to 30 years or a maximum offset of 50% of primary Social Security benefits.

Credited years of service under the plans for the following named executive officers are as follows: Mr. Campbell, 33; Mr. Knoll, 26; Mr. Aiken, 24; Mr. Writz, 24; Mr. Roe, 27; and Mr. Thompson, 32.

- - - ----------

(1) Final Average Total Cash Compensation is the average of the base salary (cash and RSU components) and bonus in the highest 36 consecutive months during the last 120 months of service. The base salaries and bonuses (subsidiary directors' fees are excluded from this computation) reported on page 13 reflect for the year 1993, total cash compensation covered by the Retirement Plan.

SPECIAL EMPLOYEE SEVERANCE PLAN

All eligible exempt, non-exempt and hourly employees of the Company and its participating subsidiaries may be entitled to receive benefits under the Special Employee Severance Benefits Plan ("Severance Benefits Plan"). Participation is not limited to only the executive officers. The Severance Benefits Plan will provide single lump sum cash payments for eligible employees in the event of their termination of employment within two years of a change in control of the Company as provided in the plan(1). The amount of the lump sum payment will be based on the employee's years of service, current annual base salary for the year in which the change in control occurs and the average of the employee's three highest bonus payments over the preceding four years, if any. The formula for calculating the lump sum payment is the same for the named executive officers as it is for all other eligible employees. Based upon the terms of the Severance Benefits Plan, payments received under the plan do not constitute "parachute payments" (as defined in the IRC). The terms of the plan expressly limit total payments to a participant under the plan to a maximum amount (when combined with any other payments received by an employee under a stock option plan contingent upon a change in control), which is less than three times the participant's average cash compensation for the preceding five years. The severance benefit will be payable no later than ten days after termination of employment. As of December 31, 1993, payments under the Severance Benefits Plan to the named executive officers would have been as follows: Mr. Campbell, $1,689,810; Mr. Knoll, $730,840; Mr. Aiken, $626,508; Mr. Writz,
$569,582; Mr. Roe, $630,479; and Mr. Thompson, $585,284.

- - - ----------

(1) As defined in the plan, "Change in Control" means the occurrence of any of the following events: (1) any person acquires shares of Common Stock of the Company in a transaction or series of transactions that result in such person directly or indirectly owning more than 50% of the outstanding Common Stock; or (2) the present directors cease to constitute a majority of the Board of Directors of the Company (or any successor company) within one year of (a) any tender offer for or acquisition of Common Stock of the Company, (b) any merger, consolidation or sale of all or substantially all of the assets of the Company, or (c) the submission of a nominee or nominees for a position of director of the Company by a shareholder or shareholders in a proxy solicitation or otherwise which in the judgment of the Board of Directors, might result in a change in control of the Company.

STOCK PERFORMANCE GRAPH

Assuming an initial investment of $100, as of the periods indicated,and the reinvestment of all dividends, the following graphs compare Sun's cumulative total return (i.e., based on stock price and dividends), plotted on a quarterly basis, with a performance indicator of the overall stock market (the S&P 500 Stock Index) and a group of peer companies. As required by the SEC, the first graph compares Sun's cumulative total return for the previous five fiscal years.

The second graph has been voluntarily added by the Company. It is a cutaway view of the Company's total return since the announcement of its Strategic Plan in the Third Quarter, 1992. Consistent with the first graph, it charts, on a quarterly basis, total return for the Company, the same group of peers and the S&P 500 Stock Index. The manner in which total return has been calculated is consistent with the first graph, and it similarly assumes an initial $100 investment.

Since the October 1992 announcement of the Strategic Plan, the Company has viewed itself as a "new" organization -- restructured consistent with the Strategic Plan, and led by a CEO and senior management team charged with responsibility for directing the Company and implementing the plan. As discussed by the Compensation Committee in its report, management's success in implementing the Strategic Plan is one important factor considered by the Committee in both evaluating the performance of the Company and the named executive officers, and determining the overall levels and types of compensation under the Company's various programs. Additionally, on a periodic basis, all members of the Company's Board of Directors receive information, similar to that set forth on the second graph, about the Company's total return to shareholders since October 1992. Therefore, the Company believes that the second graph may be of special interest to shareholders because it measures total return using a base line date that corresponds to the announcement of the Strategic Plan.

                    FIVE-YEAR CUMULATIVE TOTAL RETURN

                         ID: GRAPHIC (LINE CHART)

                         CUMULATIVE TOTAL RETURN
                      MEASURED FROM 3RD QUARTER 1992

                         ID: GRAPHIC (LINE CHART)

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

In the fiscal year 1993, Coopers & Lybrand served as independent accountants for the Company. The Audit Committee has recommended and the Board has approved the appointment of Coopers & Lybrand as independent accountants for the fiscal year 1994, subject to the approval of the shareholders.

Audit services provided by Coopers & Lybrand during 1993 included audits of the Company's consolidated financial statements, audits of the separate financial statements of certain Company affiliates, audits of employee benefit plan financial statements and a review of the Company's Annual Report and other filings with the SEC and other governmental agencies. The aggregate fees for audit services amounted to $2.1 million. In addition, Coopers & Lybrand provided tax, actuarial and various other nonaudit services to the Company during 1993. The aggregate fees for these services amounted to $1.2 million.

It is expected that representatives of Coopers & Lybrand will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and that they will be available to respond to appropriate questions.

SHAREHOLDER PROPOSAL

Mr. Robert M. Dowling, 503 Mountain Laurel Road, Fairfield, Connecticut 06430 has advised the Company that he is the beneficial owner of 100 shares of Common Stock and that he intends to propose adoption of the following resolution at the Annual Meeting:

    RESOLVED, that the Company shall be requested to establish a Shareholders' Advisory Committee. The Committee will provide non-binding recommendations to the Board of Directors pertaining to Shareholders' interest on policy matters relevant to the Company and its business, such as major acquisitions, restructurings, executive compensation issues, mergers and other matters on which the Board would elect to consult the Committee. The Board shall insure the effective operation of this Committee and will give consideration to its recommendations. This resolution shall in no way limit or otherwise restrict the ability of the Board to take any action it deems in the Company's best interest.

    Members of the Committee shall serve without compensation except for the reimbursement of reasonable expenses. The Committee will have a minimum of ten (10) members and the Board shall develop procedures for the selection of members willing to serve, provided that the following apply:

         (1) Members will be the beneficial owner of at least 1,000 shares of the Company's voting stock for the entire period of membership.

         (2) At least six (6) members shall be selected from the 500 largest beneficial owners of the Company's voting shares.

         (3) Members will have no present affiliation with the Company, other than as a Shareholder.

         (4) The term of each member shall be for one (1) year and in no instance can a member serve more than two (2) consecutive terms.

The following supporting statement is requested to be included in the proxy material:

                           Supporting Statement
                           --------------------

    The proposal indicated was originally presented at the last Shareholder Meeting. Though not successful, it received 8,360,123 votes representing 10.19 percent of those cast. This outcome indicates significant support among shareholders, particularly when viewed within the context of being an initial proposition and the segmentation associated with Sun's ownership interests.

    The formation of the Committee will assist the Board by developing a formalized structure to communicate the input of Shareholders. Accordingly, the Committee will benefit the Company by providing directors with an information source and in strengthening the relationship between the Board and Shareholders.

    The Committee will have no authority to act on behalf of the Company, and it will not become involved in Company Management. This Committee would address policy considerations, significant financial subjects and transactions that could have a fundamental impact on the value of shareholder investments. The Committee would provide the Board with an organized procedure for appreciating shareholder viewpoints and as such can act as a valuable resource.

POSITION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

The proposal to establish a shareholders' advisory committee was previously submitted to the Company's shareholders by Mr. Robert Dowling for consideration in connection with last year's annual meeting. The vast majority of the votes cast by the Company's shareholders -- close to 90 percent -- were cast against the proposal. Thus, by an overwhelming percentage, Sun's shareholders rejected the creation of a shareholders' advisory committee.

The Company continues to consider shareholder relations to be an extremely important area and the input of all shareholders is appreciated. In the Company's view, its relations with shareholders are quite good. These positive relations have been fostered in part by the Company's commitment to maintaining various functions, such as, Shareholder Relations, Corporate Communications, Investor Relations, the Corporate Secretary and Transfer Agent/Registrar. These functions have been set up and charged with responsibility for addressing various shareholder concerns. In addition to interacting with the Company through these staff functions, shareholders have other opportunities to communicate with the Company's management.

Robert H. Campbell, the Company's Chairman, Chief Executive Officer and President, is proactive in maintaining positive relations with the Company's shareholders. He meets with and communicates to shareholders on a regular basis concerning current corporate activities. Mr. Campbell has remained accessible to those who request to meet with him, and is responsive to concerns expressed, including questions raised by shareholders at the annual meeting each year or presented by shareholders during the course of the year. Therefore, the Board does not believe there is a need for the additional bureaucracy that would result from the formalized structure of a shareholders' advisory committee.

Aside from believing that a shareholders' advisory committee is not necessary from a shareholder relations perspective, the Board has several concerns regarding the potential effect of such a committee. First, an advisory committee would result in additional and unnecessary administrative responsibilities for the Board both in ensuring the advisory committee's effective operation and in coordinating appropriate feedback from the committee. Second, for an advisory committee to provide meaningful input to the Board decision-making process, committee members would need to receive sensitive and often confidential inside information, thereby subjecting the committee's activities, its members and the Company to further unnecessary restrictions and legal requirements. Third, the necessity of convening the advisory committee to input regarding corporate matters would likely serve to slow the decision-making process, diverting valuable time away from the review and effort necessary to take action with respect to corporate matters. Indeed, it is possible that when quick and decisive measures are necessary, such a delay could only hinder exploration of corporate opportunities, to the general detriment of shareholders' interests.

Finally, the Board has continued to be sensitive to corporate governance matters. Independent, unaffiliated directors are in the majority on the Company's Board. A confidential voting process has been adopted. The Board's executive compensation philosophies encourage alignment between management's compensation and Company performance; such alignment being consistent with shareholders' interests.

For the reasons discussed above, the Board views the creation of a shareholders' advisory committee to be unnecessary and unduly burdensome.

Accordingly, the Board recommends to the Company's shareholders that they vote AGAINST this proposal.

SHAREHOLDER NOMINATIONS AND PROPOSALS
FOR THE 1995 ANNUAL MEETING

The Board Policy and Nominating Committee will consider shareholder nominations for election to the Board at the 1995 Annual Meeting if such nominations are submitted in compliance with the requirements of the Company's Bylaws relating to shareholder nominations. Pursuant to the Bylaws, such nominations must include the following information: name, residence and business address of the nominating shareholder; a representation that the shareholder is a record holder or beneficial owner of the Company's voting shares and a statement of the number of such shares; information regarding each nominee such as would be required to be included in a proxy statement; a description of all arrangements or understandings between and among the shareholder and each and every nominee; and the written consent of each nominee to serve as a director, if elected. These nominations must be received at the Company's principal office no later than December 31, 1994.

Any proposal to be presented at the Company's 1995 Annual Meeting of Shareholders must be received at the Company's principal office no later than December 7, 1994, in order to be considered for inclusion in the 1995 proxy materials.

Nominations and proposals must be submitted in writing and addressed to the attention of the Corporate Secretary at Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699.

SOLICITATION OF PROXIES

The Company has provided proxy materials to brokers, banks, custodians, nominees and fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of stock registered in the names of such brokers, banks, custodians, nominees and fiduciaries. In addition, solicitation of proxies may be made by directors, officers and employees of the Company by personal interview, mail, telephone or telegraph. Morrow & Co. has been retained to assist in the distribution and solicitation of proxies to shareholders, brokers, banks, custodians and nominees. The fee to be paid Morrow & Co., including reasonable out-of-pocket expenses, is not expected to exceed $22,000. The cost of soliciting proxies and related services will be borne by the Company.

OTHER BUSINESS

The Board does not know of any business to come before the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders. However, if any other business shall properly come before the Annual Meeting, it is the intention of the proxy holders to vote upon such business in accordance with their judgment.

The Annual Report of the Company for the year 1993 was recently mailed to shareholders. For the benefit of those unable to attend the 1994 Annual Meeting of Shareholders, the FIRST QUARTER REPORT of 1994 will contain highlights of the Annual Meeting.

PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY/VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL, THUS ASSURING YOUR REPRESENTATION AT THE ANNUAL MEETING. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK YOUR CARD IN THE SPACE PROVIDED. AN ADMISSION CARD WILL BE MAILED TO YOU IN ADVANCE OF THE ANNUAL MEETING.

By Order of the Board of Directors,


DONALD J. AINSWORTH

Donald J. Ainsworth
Corporate Secretary
Philadelphia, PA
April 5, 1994

                 Tulsa Convention Center -- Assembly Hall
                  100 Civic Center, Tulsa, OK 74103-3822

                                  [MAP]

(Corporate Logo)                               COMMON STOCK
Sun Company, Inc.                              PROXY/VOTING INSTRUCTION CARD
Ten Penn Center
1801 Market Street
Philadelphia, PA 19103-1699

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUN COMPANY, INC. for the May 5, 1994 Annual Meeting of Shareholders or any adjournments thereof.

The undersigned hereby appoints R. H. CAMPBELL, J. L. FOLTZ and S. L. THOMPSON and each of them, with full power of substitution, as proxies and attorneys-in-fact to vote as hereinafter indicated all shares of Sun Company, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Meeting. This card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sun Company, Inc. Capital Accumulation Plan (SunCAP) as more fully described in the accompanying
Proxy Statement.


o (Indicates First Print Line)        COMMON
                                      SUNCAP
                                      TOTAL

Please mark your card on the reverse side, sign, date and return it promptly in the enclosed envelope.

CONTINUED ON REVERSE SIDE


Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If stock is jointly owned, each joint owner should sign.


____________________    ____________________    _______________________, 1994.
     SIGNATURE                SIGNATURE                   DATED


This Proxy when properly executed will be voted by the Proxies in the manner designated below. If this Proxy is returned signed, with no or an unclear voting designation, the Proxies will vote for items (1) and (2) and against item (3), and the trustee for SunCAP will vote as described in the accompanying Proxy Statement.

The Board of Directors recommends a vote For items (1) and (2).
                                             ------------------

(1) ELECTION OF DIRECTORS.
    FOR ALL NOMINEES LISTED               / /     AGAINST ALL      / /     (1)
    (EXCEPT AS INDICATED BELOW)                   NOMINEES LISTED

    R. H. Campbell     M. J. Evans     T. W. Langfitt    W. F. Pounds
    R. E. Cartledge    T. P. Gerrity   R. A. Pew         B. R. Thompson, Jr.
    R. E. Cawthorn     J. G. Kaiser    A. E. Piscopo     A. B. Trowbridge


INSTRUCTION: TO VOTE AGAINST ANY NOMINEE, LIST NOMINEE'S NAME.

- - - -----------------------------------------------------------------------------
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE (TO ABSTAIN),
             LIST NOMINEE'S NAME.

- - - -----------------------------------------------------------------------------
(2) Appointment of Coopers & Lybrand as independent accountants for the fiscal year 1994.

                    FOR          AGAINST          ABSTAIN
                    / /            / /              / /                    (2)

The Board of Directors recommends a vote Against item (3).
                                         -----------------

(3) Shareholder proposal to establish a shareholders' advisory committee.

                    FOR          AGAINST          ABSTAIN
                    / /            / /              / /                    (3)


/ / Please check ONLY if you plan to attend the Meeting. Admission tickets will be required.

                               APPENDIX OF
                        GRAPHIC AND IMAGE MATERIAL
                 OMITTED FROM ELECTRONIC FORMAT DOCUMENT
                  PURSUANT TO RULE 304 OF REGULATION S-T


Photographs of Nominees for Director and Incumbent Directors appear on pages 2 - 4 of the Definitive Proxy Statement.

Stock Performance Graph comparing Five-Year Cumulative Total Return of Sun Company, Inc. Common Stock against S&P 500 Stock Index and a group of peer companies (Amerada Hess, Ashland, Kerr McGee, Marathon/USX, Phillips, Unocal) appears on page 18 of the Definitive Proxy Statement.

Stock Performance Graph comparing Cumulative Total Return Measured from 3rd Quarter of 1992 of Sun Company, Inc. Common Stock against S&P 500 Stock Index and a group of peer companies (Amerada Hess, Ashland, Kerr McGee, Marathon/USX, Phillips, Unocal) appears on page 19 of the Definitive Proxy Statement.

Map of major streets in the general area of the Tulsa Convention Center, Tulsa, Oklahoma, appears on page 22 of the Definitive Proxy Statement.